SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 5, 2004

TippingPoint Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15715	74-2902814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501B North Capital of Texas Highway, Austin, Texas 78731

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (512) 681-8000

ITEM 5:    Other Events.

On January 5, 2004, TippingPoint Technologies, Inc. (the “Company”) issued a press release announcing the appointment of Kip McClanahan as the Chief Executive Officer of the Company. Mr. McClanahan replaced John F. McHale, who co-founded the Company and will continue in his role as Chairman of the Board. As partial consideration for serving as Chief Executive Officer, the Company granted Mr. McClanahan stock options to purchase 300,000 shares of common stock. These stock options have an exercise price of $12 per share and vest over a four-year period. As the stock options’ exercise price was lower than the fair market value of the Company’s common stock on their grant date, the Company recorded approximately $5.0 million in deferred stock-based compensation. This deferred stock-based compensation will be amortized to expense over the stock options’ four-year vesting period.

On January 12, 2004, the Company issued a press release announcing the appointment of Adam Chibib as the Chief Financial Officer of the Company. Mr. Chibib replaced Michael J. Rapisand, who has been the Company’s Chief Financial Officer since December 2002. As partial consideration for serving as Chief Financial Officer, the Company granted Mr. Chibib 82,500 restricted shares of the Company’s common stock, which shares vest over a four-year period. As the shares do not have an exercise price, the Company recorded approximately $2.4 million in deferred stock-based compensation. This deferred stock-based compensation will be amortized to expense over the restricted shares’ four-year vesting period.

A copy of the Company’s press releases announcing Mr. McClanahan’s appointment as Chief Executive Officer and Mr. Chibib’s appointment as Chief Financial Officer are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated herein by reference.

ITEM 7:     Financial Statements and Exhibits.

(c) Exhibits.

The following exhibits are filed as part of this report:

Exhibit 99.1	Press Release, dated January 5, 2004

Exhibit 99.2	Press Release, dated January 12, 2004

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SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TippingPoint Technologies, Inc.

Date: January 14, 2004

	By:	/s/ Adam Chibib

Adam Chibib, Chief Financial Officer (Principal Financial and Accounting Officer)

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Index to Exhibits

Exhibit No.	Description

99.1	Press Release, dated January 5, 2004, issued by TippingPoint Technologies, Inc.

99.2	Press Release, dated January 12, 2004, issued by TippingPoint Technologies, Inc.